Exhibit 99.1

FOR IMMEDIATE RELEASE:

Stanley Furniture Company, Inc.

January 9, 2015

Investor Contact:  Anita W. Wimmer

(336) 884-7698

Stanley Furniture Pre-Announces Strong Sales Growth, Operating Profitability and Prior Period Adjustments

High Point, NC, January 9, 2015/Businesswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) announced today that it expects to report fourth quarter sales growth from continuing operations of more than 15% year-over-year and growth in the low single digits for total year 2014.

The fourth quarter of 2014 is expected to be the fourth consecutive sequential quarter of improved operating results and the company expects to be profitable at the operating level.

The company grew sales of continuing operations despite disruptions from the discontinuation of its Young America brand announced in April as well as the closure and sale of its last domestic production facility. The plant closure and sale process was carefully administered through a six month process which allowed the company to continue to serve Young America customers, many of whom are also customers of the company’s flagship Stanley brand.  The Young America brand historically represented approximately 40% of company revenues.

The company plans to announce fourth quarter and full year operating results after the market closes on February 3, 2015.

Outlook for 2015

Stanley Furniture enters 2015 having completed a multi-year effort to determine the operational footprint to best serve its customers and today's marketplace. After over ninety years as a domestic manufacturer, the company is now executing a profitable business model as a design, marketing and logistics company in the upscale segment of the wood residential furniture industry with momentum in its business.

In 2015, the company expects to continue to maintain a healthy balance sheet, grow revenues, expand margins and generate positive net income. It expects to execute its current strategy offering diversified product lines through multiple channels of distribution while executing an efficient sourcing model and further developing the Stanley Furniture brand in the global marketplace.

Prior Period Adjustments

In connection with reviewing the company’s deferred compensation capital enhancement plan (“Plan”), management identified an error in connection with the accounting for the deferred compensation liability associated with the Plan.  The company does not believe that the error was material to any of the company’s previously filed financial statements, but has determined that correcting the cumulative amount of the error would be material to the expected fiscal 2014 consolidated financial statements.  Consequently, the company will revise its previously-issued consolidated financial statements, commencing with its Form 10-K for the year ended December 31, 2014.  The impact of the revision of the Company’s Consolidated Statements of Operations is to reduce the net loss (fiscal 2014 and 2013) or increase net income (fiscal 2012) by approximately 0.17%, 0.63%, and 0.41% for the nine months ended September 27, 2014, the fiscal year ended December 31, 2013 and the fiscal year ended December 31, 2012, respectively. The revision has  no impact on Cash Flows for any period.  The cumulative impact of the error correction to the Company’s Consolidated Balance Sheet and Statement of Stockholders Equity will result in recognizing an additional deferred compensation liability of approximately $3.8 million at September 27, 2014, $3.8 million at December 31, 2013 and $4.3 million at December 31, 2012, with a corresponding decrease in retained earnings and accumulated other comprehensive loss for each period.

Even though we have concluded the error in the accounting for the Plan is immaterial to our previously issued financial statements, management, in consultation with the Audit Committee, has determined that a material weakness in internal control over financial reporting existed related to its accounting for the Plan.    A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The company filed a Form 8-K today containing additional information on these matters.

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading design, marketing and logistics resource in the upscale segment of the wood residential market. Designs feature superior finish, styling and piece assortment supported by an overseas manufacturing model. The company distributes its Stanley Furniture brand through a network of carefully chosen retailers and interior designers worldwide.  The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, our ability to collect receivables from Young America customers whose businesses are negatively impacted by the ceasing of Young America production, our ability to manage relations with Stanley Furniture customers who have also been Young America customers,  the inability to raise prices in response to inflation and increasing costs, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry,  business failures or loss of large customers, failure to anticipate or respond to changes in consumer tastes, fashions and perceived value in a timely manner, competition in the furniture industry, environmental, health, and safety  compliance costs,  failure or interruption of our information technology infrastructure. Any forward looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward looking statements, whether as a result of new developments or otherwise.